EXHIBIT 99.1
The Hain Celestial Group, Inc.
Historical Segment Information
(unaudited)

The following tables set forth information about each of the Company's reportable segments as recast to reflect the Company's new segment structure. Transactions between reportable segments were insignificant for all periods presented.

	Three Months Ended September 30,
(amounts in thousands)	2011	2010
Net sales:
United States	$233,642	$210,867
United Kingdom	16,760	13,950
Other	41,957	33,144
	$292,359	$257,961

Operating income (loss):
United States	$31,732	$27,320
United Kingdom	(1,883)	(2,776)
Other	2,180	941
Total segment operating income	32,029	25,485
Corporate and other (1)	(9,169)	(6,942)
	$22,860	$18,543

(1) Includes acquisition related expenses and restructuring charges of $1,746 and $1,838 for the three months ended September 30, 2011 and 2010, respectively.

	Three Months Ended December 31,		Six Months Ended December 31,
(amounts in thousands)	2011	2010	2011	2010
Net sales:
United States	$259,153	$238,204	$492,795	$449,071
United Kingdom	60,886	16,048	77,646	29,998
Other	49,267	37,626	91,224	70,770
	$369,306	$291,878	$661,665	$549,839

Operating income (loss):
United States	$41,760	$36,313	$73,492	$63,633
United Kingdom	2,101	(2,172)	218	(4,948)
Other	2,630	2,616	4,810	3,557
Total segment operating income	46,491	36,757	78,520	62,242
Corporate and other (2)	(11,832)	(7,045)	(21,001)	(13,987)
	$34,659	$29,712	$57,519	$48,255

(2) Includes acquisition related expenses and restructuring charges of $5,206 and $962 for the three months ended December 31, 2011 and 2010 and $6,952 and $2,800 for the six months ended December 31, 2011 and 2010, respectively.

	Three Months Ended March 31,		Nine Months Ended March 31,
(amounts in thousands)	2012	2011	2012	2011
Net sales:
United States	256,280	230,647	749,075	679,718
United Kingdom	71,564	15,332	149,210	45,330
Other	51,513	42,407	142,737	113,177
	379,357	288,386	1,041,022	838,225

Operating income (loss):
United States	39,579	34,409	113,071	98,042
United Kingdom	5,121	(2,077)	5,339	(7,025)
Other	3,871	2,676	8,681	6,233
Total segment operating income	48,571	35,008	127,091	97,250
Corporate and other (3)	(7,974)	(4,188)	(28,975)	(18,175)
	$40,597	$30,820	$98,116	$79,075

(3) Includes acquisition related expenses and restructuring charges of $549 and $(1,837) for the three months ended March 31, 2012 and 2011 and $7,501 and $963 for the nine months ended March 31, 2012 and 2011, respectively.

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